Exhibit 10.14

SEPARATION AGREEMENT AND
MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is entered into on August 16th, 2013 between PetroShare Corp., a Colorado corporation (“Company”), and Christopher N. Dilapo, an individual (“Dilapo”).  The Company and Dilapo may sometimes be referred to as the “Parties” and individually as a “Party.”

BACKGROUND

Dilapo is the Vice President, Business Development, and a director of the Company, and the owner of 1,500,000 shares of the Company’s common stock and options to acquire an additional 500,000 shares of its common stock.  The Parties acknowledge and agree that as an officer and director, Dilapo is not an employee of the Company.

Dilapo has agreed to immediately transfer and surrender 750,000 shares of common stock to the Company, to cancel the options and resign as an officer and director of the Company, effective immediately.  Of the 750,000 shares of common stock to be initially retained by Dilapo as further described herein, up to 150,000 are subject to forfeiture based on certain future contingencies hereinafter described.

The Company has agreed to release Dilapo from any claims that it may have against him arising from his tenure as an officer and director of the Company and Dilapo has agreed to release the Company from any claims that he may have against it, in each case except any claims arising from the Parties’ obligations under this Agreement.

The Parties desire to memorialize the terms and conditions of this separation and surrender of securities.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Surrender of Shares by Dilapo. Simultaneously with the execution of this Agreement, Dilapo has tendered to the Company stock certificate No. 54, duly endorsed in blank, representing 1,500,000 shares of common stock of the Company.  Of that amount, Dilapo agrees to surrender for immediate cancellation 750,000 shares, which shall be returned to the treasury of the Company and be added to its authorized but unissued capital.  Dilapo shall initially retain 750,000 shares of common stock.

2.            Issuance of New Certificates.  The Company shall cause certificate No. 54 to be cancelled and issue two new certificates in the total amount of 750,000 shares, one for 600,000 shares and one for 150,000 shares, each in the name of Dilapo or as otherwise directed by him.  The Company shall cause the certificate for 600,000 shares to be delivered to Dilapo within five business days of the execution of this Agreement by both Parties and shall retain the other certificate for 150,000 shares pending a determination of the contingency described in Section 3 hereof.  Dilapo agrees to execute and deliver to the Company a stock power, in blank, to be held by the Company pending determination of the contingency described in Section 3 below.  Dilapo shall be entitled to vote the 150,000 shares until such time, if ever, that they are forfeited to the Company pursuant to Section 3 below.

3.            Shares Subject to Forfeiture.  Of the 750,000 shares to be initially retained by Dilapo, up to 150,000 shares shall be subject to forfeiture based on whether and to what extent U.S.  Energy Development Corporation. (“U.S. Energy”) or another entity identified and introduced to the Company by Dilapo and accepted as a partner by the Company (“Oilco”), participates as a working interest partner with the Company in two oil and/or gas wells proposed to be drilled by the Company in the Buck Peak Field in Moffat County, Colorado.  If U.S. Energy or Oilco (a) acquires a working interest equal to or greater than 40% in both wells, and (b) executes an operating agreement acceptable in form and substance to the Company, in each case not later than June 30, 2014, then Dilapo shall retain the 150,000 shares, and the certificate and stock power being held by the Company pursuant to Section 2 shall be delivered to Dilapo, free and clear of any claims by the Company.  If either U.S. Energy or Oilco satisfy condition (b) of this Section 3, but the working interest is less than 40% but at least 10%, the number of shares that Dilapo must forfeit will be increased proportionately.  By way of example, if the working interest acquired is 20%, Dilapo shall forfeit 75,000 shares, calculated as 20%/40% = ½ x 150,000 = 75,000.  If US Energy or Oilco should fail to complete the acquisition of at least a 10% working interest in both wells on or before June 30, 2014, Dilapo shall forfeit the entire 150,000 shares to the Company, and the certificate representing those shares shall be cancelled and the shares returned to the Company’s treasury.

4.            Cancellation of Stock Options.  Dilapo agrees that the stock options granted to him under the Equity Incentive Plan of the Company and represented by that certain Option Agreement dated December 15th, 2012 are hereby cancelled, and of no further force or effect.

5.            Resignation as an Officer and Director of the Company.  Dilapo hereby resigns as the Vice President, Business Development, and a director of the Company, effective immediately.

6.            Release by the Company.  On behalf of itself and its subsidiaries, affiliates, successors, and assigns, the Company hereby completely releases, acquits and forever discharges Dilapo, his heirs, executors, administrators, personal representatives, and assigns of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, liabilities, expenses and compensation of any kind or nature whatsoever, whether known or unknown, which could have been asserted against Dilapo, whether for equitable relief or for compensatory or punitive damages, whether based on a tort, contract, statute or other theory of recovery (“Company Claims”), including, but not limited to, all Company Claims resulting or arising from  Dilapo’s service as an officer and director of the Company, directly or indirectly, existing through the date hereof but specifically excepting any claims arising from Dilapo’s obligation under this Agreement.

7.            Release by Dilapo.  On behalf of himself and his heirs, executors, administrators, personal representatives, and assigns, Dilapo hereby completely releases, acquits and forever discharges the Company and its subsidiaries, affiliates, successors, and assigns, and its current and former officers, directors, shareholders, employees, agents, contractors, and volunteers and their respective heirs, executors, administrators, personal representatives, and assigns, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, liabilities, expenses, payments, and compensation of any kind or nature whatsoever, whether known or unknown, which could have been asserted against the Company, whether for equitable relief or for compensatory or punitive damages, whether based on a tort, contract, statute or other theory of recovery (“Dilapo Claims”), including, but not limited to, all Dilapo Claims existing through the date hereof but specifically excepting any obligations arising under this Agreement.

8.            Voluntary Act of the Parties.  The Parties acknowledge that the actions contemplated by this Agreement represent the free and voluntary act of each Party, and in the case of the Company, have been approved by all necessary corporate action.

9.            Entire Agreement.  This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and may only be modified by an agreement in writing, signed by the Party to be charged.

WHEREFORE, the Parties have executed this Agreement to be effective the day and year written above.

The Company: PetroShare Corp., a Colorado corporation By: /s/ Stephen J. Foley Stephen J. Foley Chief Executive Officer Dilapo: /s/ Christopher N. Dilapo Christopher N. Dilapo

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